Exhibit 3.1

AMENDMENT NO. 1

TO THE

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

MACH NATURAL RESOURCES LP

This AMENDMENT NO. 1 (this “Amendment”) is made on June 13, 2024, to that certain Amended and Restated Agreement of Limited Partnership of Mach Natural Resources LP (the “Partnership”), dated as of October 27, 2023, (as supplemented or amended from time to time, the “Partnership Agreement”), by and between Mach Natural Resources GP LLC, a Delaware limited liability company (in its capacity as general partner of the Partnership, the “General Partner”) and BCE-Mach Aggregator LLC, a Delaware limited liability company, as the Organizational Limited Partner, together with the other Persons who have become Partners in the Partnership as provided by the Partnership Agreement (together with the General Partner, the “Partners”). Capitalized words and phrases used in this Amendment but not defined herein shall have the meanings set forth in the Partnership Agreement.

R E C I T A L S:

WHEREAS, the Partners entered into the Partnership Agreement on October 27, 2023;

WHEREAS, this Amendment was duly adopted by the General Partner in accordance with Section 18-404(d) of the Delaware Limited Liability Company Act and Section 17-405(d) of the Delaware Revised Uniform Limited Partnership Act, and was approved by the written consent of Limited Partners owning not less than the minimum percentage of the Outstanding Units that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted in accordance with Section 13.11 of the Partnership Agreement, with such amendments as described herein;

WHEREAS, the board of directors of the General Partner duly adopted resolutions by unanimous written consent declaring advisable this Amendment and directed that the proposed Amendment be considered by the Limited Partners of the Partnership. The Amendment was duly authorized by Limited Partners owning not less than the minimum percentage of the Outstanding Units and duly noticed to all unitholders not signing the written consent in accordance with Section 13.11 of the Partnership Agreement;

WHEREAS, pursuant to Section 13.3(d) of the Partnership Agreement, the Partnership received an Opinion of Counsel to the effect that this Amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized; and

WHEREAS, the General Partner has determined that, pursuant to Section 13.3 of the Partnership Agreement, no other consents or actions are required to effect this Amendment.

NOW THEREFORE, BE IT RESOLVED, that:

1. Section 6.3(a) of the Partnership Agreement is hereby amended and restated in its entirety as follows: “(a) Within 90 days following the end of each Quarter, commencing with the Quarter ending on December 31, 2023, an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed in accordance with this Article VI by the Partnership to the holders of Common Units Pro Rata as of the Record Date selected by the General Partner. All distributions required to be made under this Agreement shall be made subject to Sections 17-607 and 17-804 of the Delaware Act and other applicable law, notwithstanding any other provision of this Agreement. For the avoidance of doubt, the General Partner Interest shall not be entitled to distributions made pursuant to this Section 6.3(a).”

2. Severability. If any provision of this Amendment shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

3. Applicable Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware (without regards to principles of conflict of laws).

4. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Amendment on the date first written above.

GENERAL PARTNER:

MACH NATURAL RESOURCES GP LLC

By:	/s/ Tom L. Ward
Name:	Tom L. Ward
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Agreement of Limited Partnership of Mach Natural Resources LP]